Exhibit 3.139

CERTIFICATE OF FORMATION
OF
NRG GROWTH LLC

1.             Name: The name of the limited liability company is NRG Growth LLC.

2.             Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.             Organizer: The name and address of the sole organizer of the limited liability company is Lynne Przychodzki, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG Growth LLC this 24th day of February, 2009.

/s/ Lynne Przychodzki
Lynne Przychodzki Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:16 AM 02/27/2009
FILED 11:10 AM 02/27/2009
SRV 090213996 - 4658748 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: NRG Growth LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

“1. Name: The name of the limited liability company is NRG Retail LLC.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 27th day of February, 2009.

By:	/s/ Lynne Przychodzki
Lynne Przychodzki, Authorized Person